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                         RECEIVABLES PURCHASE AGREEMENT

                            LEISURE HOMES CORPORATION

         THIS RECEIVABLES PURCHASE AGREEMENT (the "AGREEMENT") is entered into effective as of November 15, 2002 by and between LAND FINANCE COMPANY, a Delaware corporation having its principal place of business at 430 Main Street, Williamstown, Massachusetts 01267 ("LFC") and LEISURE HOMES CORPORATION, a Nevada corporation having its principal place of business at 2280 Corporate Circle Drive, Henderson, NV 89074, (the "SELLER").

                                   BACKGROUND

A. The Seller now owns certain consumer Receivables (as defined in PARAGRAPH 1 below) representing purchase money indebtedness of purchasers (each a "PURCHASER") of fee simple lots or acreage ("PROPERTY") located at one or more projects described on EXHIBIT A attached hereto (each a "PROJECT" and collectively, the "PROJECTS") originated by the Seller or acquired by the Seller from the originator (the originator of a Receivable, whether the Seller or otherwise, is referred to herein as the "ORIGINATOR").

B. The Seller desires to sell certain of the Receivables to LFC in accordance with the terms and conditions of this Agreement.

C. LFC desires to purchase certain of the Receivables from the Seller in accordance with the terms and conditions of this Agreement.

         NOW THEREFORE, for and in consideration of the foregoing, and the covenants and agreements hereinafter set forth and other good and valuable consideration, the legal adequacy and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree:

1. DEFINITION OF RECEIVABLE; SALE AND PURCHASE OF RECEIVABLES. (a) As used herein, the term "RECEIVABLE" shall mean each and every mortgage loan acquired by LFC pursuant to this Agreement, together with the related promissory note, instrument, installment sales contract, contract for deed, purchase contract, or other evidence of indebtedness executed and delivered by the Purchaser or any other Obligor (defined below) to evidence the obligation to repay indebtedness, each related mortgage, deed of trust, or other security instrument, if any, creating a first lien on the related Property (each a "MORTGAGE"), each other related instrument, document, guarantee, contract, or agreement of whatever nature evidencing or securing the indebtedness of the Purchaser and Obligor incurred in connection with the purchase of the related Property at a Project, and all payments, revenues, proceeds, property, contract rights, general intangibles, claims, title insurance policies, powers, benefits and remedies arising from, or in any way related to, any of the foregoing.

     (b) Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell, transfer, assign and convey to LFC, and LFC hereby agrees to purchase from the Seller certain Receivables which meet the characteristics for eligibility set forth in PARAGRAPH 2 of this Agreement. The purchase of any Receivable by LFC hereunder is at the sole and absolute discretion of LFC. LFC shall have no obligation to purchase any Receivable or Receivables hereunder (i) if the Seller is in default of any of its obligations hereunder, (ii) if any of the representations or warranties of Seller in this Agreement are or become inaccurate, or (iii) if LFC at its sole and absolute discretion elects not to purchase any particular Receivable.


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     (c) Notwithstanding anything herein or elsewhere to the contrary, LFC shall have no obligation to purchase any Receivables to the extent the aggregate outstanding principal balance of all Receivables purchased hereunder would exceed $30,000,000. This Agreement contemplates the purchase of two (2) portfolios of Receivables to be funded and completed in two (2) closings. The first closing and funding to occur within seven (7) business days after the date of this Agreement (or as otherwise agreed to by the Seller and LFC) and the second to occur on or before December 20, 2002.

     (d) Notwithstanding anything herein or elsewhere to the contrary, LFC will consider for purchase hereunder Receivables which possess the eligibility criteria and characteristics set forth in PARAGRAPH 2 of this Agreement and such other criteria and characteristics as LFC may require in its sole discretion. The approval of each of the Receivables to be purchased by LFC hereunder shall be at LFC's sole and absolute discretion.

2. ELIGIBLE RECEIVABLES. The Seller hereby represents and warrants to LFC that, as of the applicable Closing Date (as defined below) of the purchase by LFC, each of the Receivables will satisfy all of the following criteria and characteristics, except for the specific items disclosed to LFC by the Seller and approved by LFC in the applicable Certificate and Request to Purchase executed by the Seller and approved by LFC:

     (a) Each promissory note, purchase and sale agreement, mortgage, guaranty (if any), disclosure statements and all documents or agreements evidencing, securing or otherwise used by an Originator or signed by a Purchaser or any other Obligor (each of the forgoing, a "RECEIVABLE DOCUMENT") for each Receivable is in the applicable form attached hereto as EXHIBIT B.

     (b) Each Receivable Document has been duly executed and/or endorsed by the Purchaser, the Seller and/or any other person or entity that is obligated under the Receivable as the maker or otherwise (such Purchaser, maker or other person or entity obligated under the Receivable being referred to herein as an "OBLIGOR"). Each Receivable Document represents the genuine, legal, valid and binding obligation of the applicable Obligor, enforceable against such Obligor by the holder of the Receivable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors' rights generally, regardless of whether such enforcement is considered in a proceeding in equity or at law. Each party to the Receivable Documents had legal capacity at the time the Receivable was originated to enter into the Receivable and to execute and deliver the Receivable Documents. No fraud, omission, misrepresentation or similar occurrence with respect to a Receivable has taken place on the part of any person.

     (c) The Receivable is not subject to any right of rescission, set-off, recoupment, counterclaim or defense, including the defense of usury, whether or not arising out of transactions relating to the Receivable, and no Obligor has asserted either orally (to the best of the Seller's knowledge) or in writing any illegality, breach, defense, set-off or counterclaim or otherwise disputed, contested or repudiated the Receivable or the sale of the related Property.

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(d) Immediately prior to the purchase by LFC, the Seller shall be the sole owner of the Receivable, and the Seller shall have good, indefeasible and marketable title thereto, and full right to transfer and sell the Receivable to LFC, free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Receivable pursuant to this Agreement. Upon the sale of each Receivable, the Seller will have transferred and conveyed all right, title and interest in and to such Receivable to LFC free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim, or security interest.

(e) The related Mortgage has been duly executed, notarized and recorded and creates a first lien on an estate in fee simple in real property and is a valid, subsisting and enforceable first lien on the related Property, and the related Property is not subject to any other lien, mortgage, security interest claim or encumbrance. The related Property has not been released from the lien of the Mortgage, in whole or in part. The deed conveying fee simple title to the related Property to the applicable Purchaser has been duly executed, notarized and recorded.

(f) The solicitation, origination and servicing of the Receivable did not, and the terms and conditions of the Receivable as of any date do not contravene or violate any applicable laws, rules or regulations (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, real estate settlement procedures, disclosure, equal credit opportunity, fair debt collection practices and privacy) and no party to the related Receivable Documents is in violation of any such law, rule or regulation.

(g) The Receivable is denominated and payable in United States dollars in the United States and relates to a Property located in a Project.

(h) No Obligor is in default under the Receivable Documents and no payment, in whole or in part, on the Receivable is more than thirty (30) days past due. At no time has any payment, in whole or in part, on the Receivable been more than one hundred twenty (120) days past due.

(i) There are no proceedings or investigations pending or, to the best of Seller's knowledge, threatened (i) asserting the invalidity of the Receivable or (ii) seeking to enforce the payment of the Receivable.

(j) The Receivable was originated by the Seller or a related Originator in the ordinary course of its business. Except as described in EXHIBIT C attached hereto, the Originator and the Seller have fulfilled all of their obligations in respect thereof. The Receivable evidences a purchase money obligation incurred by the Purchaser solely for the purpose of financing the Purchaser's purchase of the related Property.

(k) The Receivable is entitled to be paid pursuant to the terms of the related Receivable Documents, has not been paid in full, released, cancelled, satisfied or subordinated. There is no outstanding agreement or commitment by the Seller to compromise, adjust, extend, satisfy, subordinate, rescind, or modify the Receivable. The Seller has not waived the performance by the Purchaser of any action, if the Purchaser's failure to perform such action would cause the Receivable to be in default, nor has the Seller waived any default resulting from any action or inaction by the Purchaser. There have been no amendments,


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 modification,  restatements or recasting of the Receivable  which have cured an existing default under such Receivable or changed, at any time, the payment terms for the principal balance of such Receivable. The Receivable is not subject to any exchange or refund right or privilege whatsoever.

(l) No Obligor (i) was at the time the Receivable was originated or, to the Seller's knowledge, currently is subject to any bankruptcy, insolvency or reorganization law or proceeding, (ii) to the Seller's knowledge, is insolvent or unable to meet its financial obligations when due, or (iii) to the Seller's knowledge, has liabilities in excess of its assets.

(m) The Receivable Documents, including the Mortgage, contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Property of the benefits of the security provided thereby. There is no homestead or other exemption available to a Purchaser that would interfere with the right to sell the related Property at a trustee's sale or the right to foreclose the Mortgage, except for such homestead exemptions as may be available in respect of any Receivables secured by Property in Colorado, to the extent that such Property is then deemed to be occupied as a residence of such owner, under applicable law. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Receivable in the event that the related Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(n) The related Purchaser paid a minimum cash or paid-in equity down-payment of at least ten percent (10%) of the originally listed sales price of the Receivable's corresponding Property.

(o) The Receivable provides for equal monthly payments which will fully amortize all principal and interest over the stated maturity (which maturity shall not exceed one hundred forty-four (144) months from the date of origination of the Receivable). The Receivable is not subject to negative amortization and does not provide for a "balloon" payment at maturity.

(p) Each Obligor is domiciled in the United States, provided that, no more than $200,000.00 in the aggregate outstanding principal amount of Receivables purchased hereunder may consist of Obligors domiciled outside the United States.

(q) Each Obligor has (i) a FICO score of at least 550, or (ii) if the outstanding principal balance of the Receivable is 80% or less than the original sales price of the applicable Property, at least 12 monthly payments on the Receivable have been made.

(r) Each Obligor is a natural person.

(s) The interest rate accruing and payable on the Receivable is not less than 5% per annum.

(t) The related Purchaser was furnished with a then current property report or disclosure statement which complied with all applicable disclosure requirements under applicable federal and state law and was approved by the applicable federal and state governmental agencies. All representations made by the Seller and the Originators in connection with the sale of the applicable Property were accurate and complete.

(u) The document preparation fee charged to the Purchaser was not financed by the Receivable.


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(v) The trial balance reports for the Receivables delivered by the Seller to LFC in connection with closing hereunder and the purchase of the Receivables are true and complete.

(w) With respect to Receivables related to sales in the Projects located in Colorado, the Seller has not collected or charged late charges in excess of amounts permitted under applicable law.

(x) Each Mortgage is secured by a valid title insurance policy issued in the amount of the original principal balance of the applicable Receivable. Such title insurance policies are substantially in the same form as the policies attached hereto as EXHIBIT D.

(y) Neither the Seller nor any Originator has collected any betterment fees or similar charges related to water and sewer services to be provided to any Property encumbered by a Mortgage securing a Receivable, unless (i) adequate public water and/or sewer services are actually readily available to the Property, or (ii) construction and completion of any such water and sewer services not currently in place and available for use are fully secured by construction completion bonds for which the required premiums have been paid .

3. CLOSING DATE. The "CLOSING DATE" with respect to each of the two (2) portfolios of Receivables being purchased by LFC hereunder shall be the date determined by the Seller and LFC on which the purchase of such portfolio of Receivables shall occur and be funded, subject to the limitations set forth in PARAGRAPH 1(C) of this Agreement.

4. CONDITIONS PRECEDENT TO PURCHASE OF FIRST PORTFOLIO OF RECEIVABLES. As a condition to closing and funding the purchase of the first portfolio of Receivables, the Seller shall deliver to LFC or its designee, the following items, all of which shall be in form and content acceptable to LFC:

     (a) This Agreement fully executed and delivered by all parties hereto, with all Exhibits and Schedules attached hereto.

     (b) A Guarantee (the "GUARANTEE") fully executed and delivered by Mego Financial Corp. d/b/a Leisure Industries Corporation, a New York corporation ("GUARANTOR").

     (c) A Master Servicing Agreement (the "MASTER SERVICING AGREEMENT") (with Guarantor to act as servicer) and a Sub-Servicing Agreement (the "SUB-SERVICING AGREEMENT") (with Concord Servicing Corporation to act as subservicer), fully executed and delivered by all parties thereto, which shall provide that as of the Closing Date the collections with respect to each Receivable will be forwarded in accordance with such Master Servicing Agreement and Sub-Servicing Agreement and which will provide the terms and conditions for the remarketing and sale of Properties securing Receivables which have been purchased by LFC and which are in default and Properties which LFC, or its nominee, have acquired pursuant to foreclosures, deeds-in-lieu of foreclosure or the exercise of other rights and remedies under the Receivable Documents.

     (d) Pay-off and release letters from FINOVA Capital Corporation, Dorfinco Corporation and any other persons or entities to whom any of the Receivables being purchased by LFC are pledged or assigned immediately prior to the Closing Date, setting forth the pay-off and release payments required to release all pledges, assignments and liens against such Receivables, together with such releases, reassignments and reconveyances related to such Receivables and Receivable Documents as LFC may reasonably require. Such Releases, reassignments

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and reconveyances may be delivered in escrow pursuant to the terms of the Escrow
Agreement described in SUBPARAGRAPH (E) below. The reconveyance documents from FINOVA Capital Corporation must include a representation and warranty to the effect that FINOVA Capital Corporation has not assigned, sold, conveyed or pledged its right to said Receivable to any other person or entity.

(e) Escrow Agreements fully executed and delivered by Seller, LFC, Wells Fargo Bank, Minnesota, National Association, FINOVA Capital Corporation, Dorfinco Corporation and First American Title Company (and United Title of Nevada) setting forth the terms and conditions regarding delivery and release of applicable Receivables, Receivable Documents and related endorsements, releases, reconveyances and the Primary Portion of the Purchase Price related to such Receivables.

(f) All real estate tax report with respect to the Properties listed on EXHIBIT E hereto and selected by LFC which are encumbered by Mortgages securing the Receivables being purchased by LFC.

(g)  Evidence  that  Seller  maintains  general  liability   insurance  coverage
 satisfactory to LFC and that LFC has been named as an additional insured thereon with at least 30 days notice prior to cancellation.

(h) Evidence that Seller and Guarantor are duly organized, validly existing and in good standing in their jurisdictions of organization, and with respect to Seller, in Colorado.

(i) Evidence that the execution and delivery of this Agreement by the Seller, the Guarantee by Guarantor and all documents collateral thereto to which the Seller and the Guarantor are a party and all transactions contemplated hereunder have been approved by all necessary corporate action of the Seller and Guarantor, together with an incumbency certificate for the authorized signatories of Seller and Guarantor.

(j) An executed attorney opinion letter or letters from counsel or counsels for the Seller and the Guarantor in form and substance reasonably satisfactory to LFC, and covering such matters relating to the Seller, the Guarantor, the Properties, the Projects and the Receivables, as LFC and its counsel may reasonably require, including, without limitation, the validity and enforceability of the Receivable Documents and, the status of LFC as holder-in-due course and mortgagee by assignment, and the "true sale" nature of the transactions contemplated hereunder.

(k) Except for the specific document deficiencies disclosed to LFC by the Seller and approved by LFC in the applicable Certificate and Request to Purchase executed by the Seller and approved by LFC, with respect to each Receivable, the documents specified on EXHIBIT F hereto and all other Receivables Documents

(l) UCC-1 Financing Statements executed or authorized by Seller in favor of LFC related to the Receivables being purchased and the Secondary Portion of the Purchase Price related to such Receivables in proper form for filing in all appropriate jurisdictions.

(m) Completed judgment, tax lien, UCC, bankruptcy and litigation searches against Seller, Guarantor, Colorado Land and Grazing Corp. and Southern
 Colorado Properties, Inc. in all appropriate jurisdictions, with results acceptable to LFC.


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(n)  Evidence  that the  Projects  are in  compliance  with  applicable  zoning, subdivision and land use requirements.

(o) A Certificate and Request to Purchase duly executed by the Seller and approved by LFC which shall include a list of all Receivables to be sold to LFC on the related Closing Date.

(p) Such other certificates, agreements, assurances and documents as may be required by law or as LFC may reasonably require.

(q) Seller shall have paid LFC all fees and all LFC Expenses then due and payable hereunder.

5. CONDITIONS PRECEDENT TO PURCHASE OF SECOND PORTFOLIO OF RECEIVABLES. As a condition to closing and funding the purchase of the second portfolio of Receivables, the Seller shall deliver to LFC or its designee, the following items, all of which shall be in form and content acceptable to LFC:

(a) Unless the Master Servicing Agreement and Sub-Servicing Agreement already cover the second portfolio of Receivables, supplements to the Master Servicing Agreement and Sub-Servicing Agreement confirming that the Receivables being purchased by LFC in connection with this second funding are covered by the terms of such agreements.

(b) Pay-off and release letters from FINOVA Capital Corporation, Dorfinco Corporation and any other persons or entities to whom any of the Receivables being purchased by LFC in connection with this second funding are pledged or assigned immediately prior to the Closing Date, setting forth the pay-off and release payments required to release all pledges, assignments and liens against such Receivables, together with such releases, reassignments and reconveyances related to such Receivables and Receivable Documents as LFC may reasonably require. Such Releases, reassignments and reconveyances may be delivered in escrow pursuant to the terms of the Escrow Agreement described in SUBPARAGRAPH
 (C) below. The reconveyance documents from FINOVA Capital Corporation must include a representation and warranty to the effect that FINOVA Capital Corporation has not assigned, sold, conveyed or pledged its right to said Receivable to any other person or entity.

(c) An Escrow Agreement fully executed and delivered by Seller, LFC, Wells Fargo Bank, Minnesota, National Association, FINOVA Capital Corporation, Dorfinco Corporation and First American Title Company setting forth the terms and conditions regarding delivery and release of applicable Receivables, Receivable Documents and related endorsements, releases, reconveyances and the Primary Portion of the Purchase Price related to such Receivables.

(d) Evidence that Seller continues to maintain general liability insurance coverage satisfactory to LFC and that LFC continues to be named as an additional insured thereon with at least 30 days notice prior to cancellation.

(e) Evidence that Seller and Guarantor continue to remain duly organized, validly existing and in good standing in their jurisdictions of organization, and with respect to Seller, in Colorado.


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

(f) Evidence that the execution and delivery of all documents collateral to this second funding to which the Seller and the Guarantor are a party and all transactions contemplated hereunder have been approved by all necessary corporate action of the Seller and Guarantor, together with an incumbency certificate for the authorized signatories of Seller and Guarantor.

(g) Updates to the attorney opinion letter or letters from counsel or counsels for the Seller and the Guarantor in form and substance reasonably satisfactory to LFC provided in connection with the first funding, confirming the opinions with respect to the Receivables being purchased in connection with the second funding.

(h) Except for the specific document deficiencies disclosed to LFC by the Seller and approved by LFC in the applicable Certificate and Request to Purchase executed by the Seller and approved by LFC, with respect to each Receivable, the documents specified on EXHIBIT F hereto and all other Receivables Documents.

(i) UCC-1 Financing Statements executed or authorized by Seller in favor of LFC related to the Receivables being purchased and the Secondary Portion of the Purchase Price related to such Receivables in proper form for filing in all appropriate jurisdictions.

(j) Updates to the judgment, tax lien, UCC, bankruptcy and litigation searches against Seller, Guarantor, Colorado Land and Grazing Corp. and Southern
 Colorado Properties, Inc. in all appropriate jurisdictions, with results acceptable to LFC.

(k) A Certificate and Request to Purchase duly executed by the Seller and approved by LFC which shall include a list of all Receivables to be sold to LFC in connection with this second funding.

(l) Such other certificates, agreements, assurances and documents as may be required by law or as LFC may reasonably require.

(m) Seller shall have paid LFC all fees and all LFC Expenses then due and payable hereunder and not previously paid.

6. PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") for each of the two
 (2)  portfolios of Receivables to be purchased by LFC shall be comprised of two
 (2) component parts. The first portion of the Purchase Price (the "PRIMARY PORTION") for each of the two (2) portfolios of Receivables to be purchased by LFC shall be equal to an amount agreed to by the Seller and LFC as set forth in the applicable Certificate and Request to Purchaser executed by the Seller and approved by LFC in connection with the portfolio of Receivables being purchased by LFC pursuant to this Agreement. The Primary Portion shall be payable by LFC to the Seller on the applicable Closing Date, less the following:

(a) a transaction fee of 1 1/2% of the aggregate principal balance of the Receivables being purchased by LFC as of the applicable Cut-Off Date, which the Seller hereby agrees is due and payable to LFC;

(b) all LFC Expenses related to the transactions contemplated hereunder, which the Seller hereby agrees are due and payable to LFC; and


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

(c) a wiring fee payable by the Seller to LFC of $35.00 per each wire transfer of funds made by LFC to or at the direction of the Seller.

         The second portion of the Purchase Price for each of the two (2) portfolios of Receivables to be purchased by LFC (the "SECONDARY PORTION") shall be calculated on a quarterly basis as of each Calculation Date, and shall be due and payable to the Seller within ten (10) days thereafter. Such calculation shall be in accordance with the following formula:

         Secondary Portion = [(10% of the aggregate principal balance of Receivables purchased hereunder as of the applicable Cut-Off Date - A) + B] - [(.15xC) + D]

         For the purpose of calculating the Secondary Portion quarterly payments and as otherwise used in this Agreement, the following terms shall have the meanings and be determined as follows:

                  A is the sum of all payments of the Secondary Portion previously made to the Seller, in accordance with the provisions of this Agreement, as of the applicable Calculation Date.

                  B is an amount equal to accrued interest during each quarter after the applicable Closing Date and as of the applicable Calculation Date, on 10% of aggregate principal balance of the Receivables purchased hereunder as of the applicable Cut-Off date minus (A + D + E) at the per annum rate of interest published in the Wall Street Journal (Eastern Edition) under the designation "Money Rates" and described as "London Interbank Offered Rates" for a one month period ("30-DAY LIBOR"). If such rate is no longer published or available, LFC will choose a substitute rate based upon an index utilizing reasonably comparable information. Such interest rate shall fluctuate monthly and be reset on the first day of each calendar month based on the 30-day LIBOR in effect on such date.

                  C is an amount equal to the outstanding  principal  balance of
                  the  Receivables   purchased  by  LFC  as  of  the  applicable
                  Calculation Date.

                  D is the cumulative sum, as of the applicable Calculation Date, of the principal balance of all Delinquent Receivables which have not been repurchased by the Seller or Guarantor.

                  E is the cumulative sum, as of the applicable Calculation Date, of the principal balance of all Ineligible Receivables which have not been repurchased by the Seller or the Guarantor.

                  "CALCULATION DATE" shall mean the last date of each calendar quarter as of which the applicable servicer or sub-servicer prepares the trial balance report for the Receivables purchased by LFC. Seller and LFC will use their best efforts to cause the applicable servicer or sub-servicer to prepare the trial balance reports promptly after the last day of each calendar quarter to enable LFC to calculate the applicable installment of the Secondary Portion payable to the Seller.

                  "CUT-OFF DATE" shall mean the date agreed to by the Seller and LFC as specified in the applicable Certificate and Request to Purchase for each of the two (2) closings and fundings of the purchase of Receivables hereunder, which is the date before which all payments related to the applicable Receivables are for the account of the Seller and on and after which all payments related to the applicable Receivables are for the account of LFC.

                  "DELINQUENT RECEIVABLE" means any Receivable purchased by LFC which becomes at any time more than one hundred twenty (120) days contractually past due.

                  "INELIGIBLE RECEIVABLE" means (i) any Receivable purchased by LFC hereunder with respect to which the representations and warranties set forth in PARAGRAPH 2 above are not true, and
                  (ii) any Receivable purchased by LFC hereunder with respect to which all real estate taxes due and payable with respect to the related Property have not been paid in full as of the applicable Closing Date, and with respect to which at any time after the applicable Closing Date the applicable taxing authority institutes a proceeding in the nature of a tax sale of the related Property involving such delinquent real estate taxes. If any Receivable purchased by LFC hereunder is or becomes an Ineligible Receivable and also is a Receivable with respect to which payments at any time become more than one hundred twenty (120) days past due, such Receivable shall be deemed to be an Ineligible Receivable with respect to which the Seller has an obligation to repurchase without any limitations, including any limitations set forth in PARAGRAPH 10(G).

                  "MATERIAL DEFAULT" shall mean any of the following: (i) the failure of the Seller to perform any of its obligations under PARAGRAPH 10 of this Agreement; (ii) the failure of the Seller or Guarantor to pay any sums owed to LFC under this Agreement or the Guarantee, including without limitation, in connection with any indemnity obligations owed to LFC; (iii) any representation or warranty made by the Seller or Guarantor in this Agreement, the Guarantee or any of the Purchase Documents shall have been false in any material respect; or (iv) the Seller or Guarantor shall breach any covenant under this Agreement, the Guarantee or any of the Purchase Documents (other than the failures described in subparagraphs (i) and (ii) above), and such breach would reasonably be likely to have a material adverse affect on the financial condition or business of the Seller or Guarantor, or their ability to fulfill their obligations under this Agreement, the Guarantee or any of the Purchase Documents or the ability of LFC to collect the sums due under the Receivable.

                  Notwithstanding anything herein or elsewhere to the contrary, the aggregate sum of all payments of the Secondary Portion (the "MAXIMUM AGGREGATE AMOUNT OF SECONDARY PORTION PAYMENTS") shall not exceed 10% of the aggregate principal balance of the Receivables purchased by LFC pursuant to this Agreement as of the applicable Cut-Off Date for such Receivables plus B (as defined above). In no event shall the Seller or any other person or entity be entitled to accelerate the timing of any payments of the Secondary Portion. In no event shall any Secondary Portion payments be due and payable if a Material Default then exists. In the event that the long term unsecured debt rating for Textron Financial Corporation falls below BBB under the Standard & Poor's rating system, then LFC agrees that it will deposit an amount equal to the aggregate amount of the Secondary Portion, as of the date Textron Financial Corporation's long term unsecured debt rating goes below such BBB level, into an escrow account on terms and conditions reasonably satisfactory to the Seller and LFC, such escrow arrangement to provide for releases of such funds to LFC based upon Delinquent Receivables not repurchased by the Seller and in the event of an uncured Material Default.

         The Primary Portion shall be disbursed as provided in the applicable Escrow Agreement. The Secondary Portion payments shall be disbursed (net of a $35 per wire fee) by wire transfer in accordance with such instructions as the Seller shall provide to LFC, or as otherwise agreed to by the Seller and LFC.

         The Seller also hereby grants to LFC a security interest in all of the Seller's right, title and interest in and to all of the Secondary Portion payments of the Purchase Price for all Receivables purchased by LFC hereunder, as collateral security for all of the Seller's obligations to LFC now existing or hereafter arising under this Agreement, and also acknowledges that the Secondary Portion payments may be reduced by the amounts described in the definition of D above.

7. WARRANTIES AND REPRESENTATIONS. To induce LFC to execute this Agreement and to purchase Receivables pursuant to this Agreement, the Seller makes the following warranties and representations to LFC and its successors and assigns, each of which is true and correct as of the date of this Agreement and as of each of the applicable Closing Dates, with the understanding that all of the warranties and representations contained herein shall survive the closing of the purchase and sale of Receivables hereunder:

(a) The Seller is duly organized, validly existing and in good standing under the laws of the state of Nevada and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller and its business and operations are in compliance in all material respects with all applicable federal, state and local laws and regulations. The Seller has the full corporate power, authority and legal right to hold, transfer and convey the Receivables and to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and to which the Seller is a party have been duly and validly authorized by all necessary corporate action. This Agreement and all agreements contemplated hereby and to which the Seller is a party have been duly executed and delivered by the Seller and constitute the valid, legal, binding and enforceable obligations of the Seller, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors' rights generally, regardless of whether such enforcement is sought in a proceeding in equity or at law.

(b) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment, and conveyance of Receivables by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(c) Neither the execution and delivery of this Agreement, the sale of Receivables to LFC, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's organizational documents or any injunction, writ, restraining order or legal restriction or any material agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of LFC to realize on any Receivables purchased by LFC pursuant to this Agreement or impair the value of any Receivables purchased by LFC pursuant to this Agreement.

(d) The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

(e) The Seller is solvent and the sale of Receivables pursuant to this Agreement will not cause the Seller to become insolvent. The Seller is paying its debts as they become due. The Seller, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business. The sale of the Receivables pursuant to this Agreement is not undertaken with the intent to hinder, delay or defraud any of the Seller's creditors.

(f) There is no action, suit, proceeding, or investigation pending or, to the best of Seller's knowledge, threatened against the Seller which, either in any one instance or in the aggregate, would, if decided adversely to the Seller, be reasonably likely to result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or which would draw into question the validity of this Agreement or any Receivables purchased by LFC pursuant to this Agreement or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement. EXHIBIT G accurately sets forth the nature of the claims set forth in and the current status of, that certain lawsuit filed in the District Court for Clark County, Nevada as Case A414827 (the "HENRY LAWSUIT").

(g) No consent of any other person or entity and no consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery or performance by the Seller of or compliance by the Seller with this Agreement or the sale of the Receivables pursuant to this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization, order, registration or filing has been obtained or made prior to the Closing Date.

(h) All information heretofore or contemporaneously herewith furnished by or on behalf of the Seller or the Guarantor to LFC in connection with this Agreement or any related document or any transaction contemplated hereby is true and accurate in every material respect on the date as of which such information is dated or certified. None of such information is incomplete by omitting to state any material fact necessary to make such information not misleading.

(i) The Guarantor has delivered to LFC (or to Textron Financial Corporation, an affiliate of LFC) (i) the audited, consolidated financial statements of the Guarantor and its subsidiaries for the fiscal year ended August 31, 2001 and for the 4-month period ended December 31, 2001, and (ii) the unaudited, consolidated financial statements of the Guarantor and its subsidiaries for the 6-month period ending June 30, 2002. All of such financial statements fairly present the pertinent results of operations and changes in financial position for such periods and the financial position at the end of each such period of the Guarantor and the Guarantor's subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no material adverse change in the business, operations, financial condition, properties or assets of the Seller or the Guarantor since June 30, 2002.

(j) The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Receivables to LFC pursuant to this Agreement.

(k) The Seller has determined that the disposition of the Receivables pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes.

(l)      With  respect to each  Receivable  purchased  by LFC  pursuant  to this
         Agreement:

          (i) The related Property and Project is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, so as to affect materially and adversely the value of the Property as security for such Receivable or the use for which the Property was intended;

          (ii) There have not been any condemnation proceedings with respect to the Property or the Project and the Seller has no knowledge that any such proceedings are reasonably expected to be commenced in the future;

          (iii) The Seller has no knowledge of any circumstances existing that could reasonably be expected to materially and adversely affect the value or the marketability of such Receivable or the related Property; and

          (iv) Except as described on EXHIBIT C attached hereto, any road, utilities, improvements (including, without limitation, any subdivision) or amenities to the related Property or Project which the Originator or the Seller has represented to or covenanted with the Purchaser to complete have been completed to the full satisfaction of the Purchaser and in compliance with all applicable laws, rules and regulations.

(m) The Seller or the Originator possesses all permits, authorizations, licenses, approvals, waivers and consents, without unusual restrictions or limitations, necessary to own, develop and operate the Projects, sell lots in the Projects, finance such lot sales and conduct its business as currently conducted, all of which are in full force and effect.

(n) To the Seller's knowledge, the ownership and use of each Project has been conducted in compliance in all material respects with all applicable federal, state, and local laws, rules, regulations and ordinances relating to environmental matters ("ENVIRONMENTAL LAWS"). To the Seller's knowledge, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or substance by any person on, under, about or from the

         Projects, or any actual or threatened litigation or claims of any kind by any person relating to such matters. The Seller hereby (i) releases and waives any future claims against LFC for indemnity or contribution in the event the Seller becomes liable for cleanup or other costs under any Environmental Law which claims are related to the time prior to the Closing Date, and (ii) agrees to indemnify and hold harmless LFC, its successors and assigns, against any and all claims, losses, liabilities, damages, penalties, and expenses which LFC, its successors and assigns, may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal or release occurring with respect to the Projects prior to the date hereof, whether or not the same was or should have been known to the Seller. The provisions of this paragraph of the Agreement, including the obligation to indemnify, shall survive the repayment of the Receivables, termination or expiration of this Agreement and shall not be affected by LFC's acquisition of any interest in any of the Property, whether by foreclosure or otherwise.

(o) All tax returns and reports of the Seller that were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by the Seller in good faith and for which adequate reserves have been provided.

(p) Each employee benefit plan as to which the Seller may have any liability complies in all material respects with all applicable legal requirements and regulations, and (i) no Reportable Event nor Prohibited Transaction (as defined in the Employee Retirement Income Security Act, as amended) has occurred with respect to any such plan,
         (ii) the Seller has not withdrawn from any such plan or initiated steps to do so, (iii) no steps have been taken to terminate any such plan, and (iv) there are no unfunded liabilities other than those previously disclosed to LFC in writing.

(q) The Seller's principal place of business and chief executive office is at the address set forth above. The Seller does not conduct and has not conducted its business through any other name or trade name or been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any other person, except Preferred Equities Corporation, Southern Colorado Properties, Inc. and Colorado Land and Grazing Corp.

(r) With respect to each Property securing a Receivable purchased by LFC pursuant to this Agreement and with respect to the applicable Project, the representations and covenants set forth in EXHIBIT H attached hereto are true and correct as of the date hereof.

(s) Upon completion of the purchase of any Receivables pursuant to this Agreement, the Seller will have no material indebtedness for borrowed money outstanding, except as set forth on EXHIBIT I attached hereto. Except as described on EXHIBIT I attached hereto, there are no defaults existing under the terms of such indebtedness.

         The Seller understands and agrees that LFC, without independent investigation, is relying upon the above representations and warranties in purchasing Receivables from the Seller.

8. PROTECTIVE COVENANTS. So long as any of the Receivables purchased by LFC pursuant to this Agreement remain outstanding, the Seller shall:

(a) Upon the request of LFC or LFC's assigns, do everything reasonably necessary or which is commercially reasonable to put LFC in a position to enforce the payment of all of such Receivables (including the execution of separate endorsements and absolute assignments) or to exercise all other rights and remedies with respect to such Receivables;

(b) Take no actions which are inconsistent with LFC's purchase of such Receivables hereunder and take all actions as may reasonably be requested to further prove and demonstrate LFC's definitive purchase and the Seller's definitive sale of such Receivables pursuant hereto;

(c) Upon the request of LFC, execute or cause the execution, acknowledgment and delivery of such further instruments (including, without limitation, declarations of no set-off) and do such further acts as LFC may reasonably deem necessary, desirable or proper to carry out more effectively or otherwise further the purposes of this Agreement;

(d) Not take any action with respect to any Receivable purchased by LFC pursuant to this Agreement which is inconsistent with the provisions and the purpose of this Agreement or which would be reasonably likely to impair any of the rights of LFC in the Receivables purchased by LFC pursuant to this Agreement or any of the Receivable Documents related thereto;

(e) Not solicit any Purchaser to refinance any performing Receivable purchased by LFC pursuant to this Agreement with another lender without the express written consent of LFC;

(f) Cooperate after each Closing Date with LFC in good faith and in accordance with reasonable commercial standards in connection with any litigation or other disputes that might arise in connection with or in enforcement of any or all of the Receivables purchased by LFC pursuant to this Agreement, and take no actions of whatever nature which might have a negative impact upon the continuing payment or performance of such Receivables;

(g) Promptly endorse and deliver to LFC any funds received by the Seller as payment on any Receivable purchased by LFC pursuant to this Agreement subsequent to the agreed upon Cut-Off Date; and

(h) Satisfy all obligations owed to Purchasers as described on EXHIBIT C attached hereto.

9. AFFIRMATIVE COVENANTS. As long as any Receivable purchased by LFC hereunder remains outstanding or the Seller has any indemnity obligations hereunder, the Seller will, unless LFC shall otherwise consent in writing:

(a) Comply, except to the extent that such failure to comply does not have a material adverse effect on the financial condition, business or operations of the Seller or the Seller's ability to fulfill its obligations under this Agreement, with all laws, rules, regulations and orders applicable to the Seller, its business or properties, including each Project, and including, without limitation, to the extent applicable: (i) Nevada and Colorado Statutes regarding sale of subdivided land licensing and regulation, (ii) the Consumer Credit Protection Act; (iii) Regulation Z of the Federal Reserve Board; (iv) the Equal Credit Opportunity Act; (v) Regulation B of the Federal Reserve Board;
(vi) the Federal Trade Commission 3-day cooling off rule for Door-to-Door Sales;
(vii) Section 5 of the Federal Trade Commission Act; (viii) the Interstate Land Sales Full Disclosure Act; (ix) federal postal laws; (x) all applicable state and federal securities laws; (xi) applicable usury laws; (xii) all applicable trade practices, home and telephone solicitation, sweepstakes, anti-lottery and consumer credit and protection laws; (xiii) all applicable real estate sales licensing, disclosure, reporting and escrow laws; (xiv) the Americans with

Disabilities Act and related accessibility guidelines; (xv) the Real Estate Settlement Procedures Act; (xvi) all amendments to and rules and regulations promulgated under the foregoing acts or laws; (xvii) all other applicable federal statutes and the rules and regulations promulgated thereunder; and
(xviii) all other material legal restrictions, contracts and agreements governing or affecting each Project, the Seller or its business or operations, including, without limitation, zoning, environmental and other land use laws and regulations, subdivision map acts, and real estate syndication acts.

(b) Furnish to LFC: (i) the statements and financial information relating to the Seller and the Guarantor as set forth on EXHIBIT J hereto and such other information as LFC may from time to time reasonably request, such information to be provided within five (5) business days from the date of the request; and (ii) as soon as possible but in no event later than five (5) days after Seller receives notice of or has actual knowledge of the occurrence of any Material Default (as defined in this Agreement) a statement of an authorized officer of the Seller setting forth the nature and period of existence of such Material Default and the action which the Seller or the Guarantor has taken and proposes to take with respect thereto.

(c) Promptly inform LFC in writing of (i) all material adverse changes in the business, properties or financial condition, of the Seller or the Guarantor,
(ii) all litigation, claims, investigations, administrative proceedings, arbitrations, alternate dispute resolution proceedings or similar actions affecting the Seller which, if determined adversely to the Seller, would be reasonably likely to materially and adversely affect the financial condition, business or operations of the Seller or its ability to fulfill its obligations under this Agreement, and (iii) on a quarterly basis, the status of the Henry Lawsuit.

(d) Maintain at the Seller's principal office and chief executive office at 2280 Corporate Circle Drive, Henderson, NV 89074, all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, books, ledgers, records and other information and data relating to each Project (collectively, the "RECORDS"). The Seller shall permit employees or agents of LFC at any reasonable time upon reasonable prior notice to the Seller and during regular business hours, to (i) examine or audit any and all Records and to make copies thereof, and (ii) visit and inspect each Project. Provided that no Material Default has occurred and is then continuing, LFC shall limit such audits and inspections with respect to which the Seller is obligated to pay the costs and expenses, to one in each calendar year.

(e) Maintain the Seller's books and records in accordance with generally accepted accounting principles.

(f) Maintain and keep in full force and effect its separate legal existence and all material rights, licenses, permits, authorizations, approvals, waivers, consents and franchises necessary to the proper conduct of its business and not enter into any merger or consolidation. The Seller shall not change its state of organization and shall not establish any new place of business or chief executive office until the Seller shall have given to LFC not less than 45 days' prior written notice of the Seller's intention to do so.

(g) Maintain liability insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by persons or companies engaged in similar businesses and owning similar properties as the Seller.

(h) Comply in all material respects with all applicable Environmental Laws. The Seller shall furnish to LFC promptly but in no event later than ten (10) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other material communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on the Seller's part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

(i) Pay to LFC all LFC Expenses promptly upon demand therefor. As used herein, "LFC EXPENSES" means all costs, fees and expenses paid, incurred or advanced by LFC in connection with this Agreement, the Guarantee and the Certificates and Requests to Purchase related hereto (collectively, the "PURCHASE DOCUMENTS") or otherwise required to be paid by the Seller under any Purchase Document or pursuant to any other agreement executed in connection with any Purchase Document, whether paid, incurred, advanced or accrued prior to or after any Closing Date, including, without limitation: fees, costs and expenses incurred to conduct judgment, tax lien, UCC, bankruptcy and litigation searches and credit bureau searches; all filing and recording costs and expenses; fees, costs and expenses incurred by LFC in connection with any title report or title insurance relating to title problems existing as of the applicable Closing Date and affecting the Receivables purchased by LFC pursuant to this Agreement as of such Closing Date; fees, costs and expenses paid or incurred by LFC to correct any Material Default or enforce any provision of any Purchase Document; fees, costs and expenses paid or expenses of third party claims or any other suit paid or incurred by LFC in preparing, enforcing or defending any Purchase Document or any of the Receivable Documents with respect to which the Seller has a repurchase obligation which has accrued and which the Seller has not repurchased; costs and expenses to obtain certified copies of any Mortgages if the originals of such Mortgages were not delivered by the Seller to LFC in connection with the purchase of the Receivables by LFC and LFC requires such certified copies in connection with any sale or pledge by LFC of the applicable Receivable or in connection with the enforcement of any right or remedy against the applicable Obligor or Property; and LFC's reasonable attorney's fees, costs and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including reasonable attorney's fees and expenses incurred in connection with an insolvency proceeding concerning the Seller or the Guarantor), settling, defending, or concerning any Purchase Document, irrespective of whether suit is brought. Notwithstanding the foregoing, the Seller shall have no obligation to reimburse LFC (i) for attorney's fees, costs and expenses related to enforcement actions by LFC as a result of an alleged Material Default by the Seller, if it is later determined by a court of competent jurisdiction that a Material Default did not in fact then exist, or (ii) for attorney's fees, costs and expenses related to a claim against the Seller by LFC if Seller prevails on such claim as determined by a court of competent jurisdiction, or (iii) for attorney's fees, costs and expenses related to closing against LFC by the Seller if a court of competent jurisdiction later determines that LFC is liable to the Seller with respect to such claims.

(j) Comply in all material respects with the terms of any material instrument or agreement affecting any Project.

(k) Account for the transfer of the Receivables purchased by LFC pursuant to this Agreement as a sale on the books and records of the Seller.

10. RECOURSE TO THE SELLER.

(a) All Receivables purchased by LFC hereunder are sold by the Seller to LFC without recourse (except to the extent provided herein). To the extent provided herein and subject to the limitations set forth herein, LFC shall have the right to require the Seller to repurchase Delinquent Receivables and Ineligible Receivables at the Repurchase Price. Subject to the notice and cure provisions for Ineligible Receivables set forth in this PARAGRAPH 10, and to the limitations of liability also set forth in this PARAGRAPH 10 with respect to Delinquent Receivables, the Seller shall repurchase the Delinquent Receivable and the Ineligible Receivable at a price (the "REPURCHASE PRICE") equal to the then outstanding principal amount of the applicable Delinquent Receivable or Ineligible Receivable together with all accrued and unpaid interest, late charges and any charges for checks returned for insufficient funds accrued through the date of repurchase.

(b) For each  Ineligible  Receivable,  the Seller  shall have a period of twenty
(20) days after notice by LFC that a Receivable purchased by LFC pursuant to this Agreement is an Ineligible Receivable in which to cure, to LFC's reasonable satisfaction, the circumstances which have caused such Receivable to become an Ineligible Receivable, provided that, the Seller shall have no right to cure if such circumstances are not reasonably capable of being cured in LFC's sole discretion exercised in good faith. In the event that the Seller is unable to cure such circumstances within the cure period (if applicable), then the Seller shall repurchase such Ineligible Receivable and pay to LFC the Repurchase Price for such Ineligible Receivable within ten (10) days after the expiration of such cure period. If the Seller does not have the right to cure such circumstances, then the Seller shall repurchase such Ineligible Receivable and pay to LFC the Repurchase Price for such Ineligible Receivable within ten (10) days after notice of ineligibility by LFC has been given to the Seller.

(c) For each Receivable which at any time becomes a Delinquent Receivable, the Seller shall have no right to cure such delinquency by the payment of any sums due thereon or otherwise, and, subject to the limitations set forth in PARAGRAPH 10(G) of this Agreement, the Seller shall repurchase such Delinquent Receivable and pay to LFC the Repurchase Price for such Delinquent Receivable within ten
(10) days after the date on which the Seller receives notice from LFC that such Receivable has become a Delinquent Receivable.

(d) In the event the Seller fails to repurchase a Delinquent Receivable or an Ineligible Receivable within the applicable time period as provided above, then the Seller shall thereafter be obligated to pay LFC interest on the unpaid Repurchase Price until the Delinquent Receivable or the Ineligible Receivable is repurchased or, in the alternative with respect to Delinquent Receivables, until LFC reduces the Secondary Portion by the amount of the Repurchase Price for such Delinquent Receivable, at a rate equal to the prime rate in effect, from time to time (as reported in the Wall Street Journal) plus 3% compounded monthly, such interest being separate from the interest included and continuing to accrue as part of the Secondary Portion of the Repurchase Price. LFC shall be entitled to take all other actions and to exercise all other remedies in relation to the Receivables purchased by LFC pursuant to this Agreement and the Seller which might be available to LFC under this Agreement or which otherwise might be available under law or at equity. Consistent with the sale and purchase of Receivables as set forth herein, all sums and/or property realized by LFC through its collection and enforcement of the Receivables purchased by LFC pursuant to this Agreement shall be the sole and exclusive property of LFC and the Seller shall have no rights, title and/or interest in and to such proceeds and recognizes that LFC may resell the subject property without regard to price, method, place or purchaser.

(e) Upon the repurchase of any Delinquent Receivable or Ineligible Receivable hereunder (or, with respect to Delinquent Receivables, the reduction of the Secondary Portion in respect thereto), and assuming that a Material Default does not then exist, LFC shall convey and transfer the Delinquent Receivable or the Ineligible Receivable together with all other applicable Receivable Documents back to the Seller, without recourse or representation or warranty of whatever nature, (except that LFC is retransferring to the Seller such right, title and interest in the Delinquent Receivable or Ineligible Receivable as LFC received from the Seller, free and clear of any liens created by LFC). If a Material Default exists, LFC may retain all Delinquent Receivables and Ineligible Receivables with respect to which the Seller has paid the applicable Repurchase Price (or, with respect to Delinquent Receivables, as to which LFC has reduced the Secondary Portion by the amount of the Repurchase Price for such Delinquent Receivables), and all payments thereon and LFC shall apply such payments towards the obligations of the Seller under this Purchase Agreement or, if no such obligations are then due and payable, hold such payments as collateral therefor. Upon the repayment in full of all obligations of the Seller under this Agreement and the repayment in full of all Receivables (other than the Delinquent Receivables or Ineligible Receivables with respect to which the Seller has paid the applicable Repurchase Price or, with respect to Delinquent Receivables, as to which LFC has reduced the Secondary Portion by the amount of the Repurchase Price for such Delinquent Receivables), LFC will release to the Seller any payments then held by LFC as collateral pursuant to the immediately preceding sentence and shall convey and transfer to the Seller any Delinquent Receivables and Ineligible Receivables then held by LFC with respect to which the Seller has paid the applicable Repurchase Price in accordance with the reassignment provisions of the first sentence of PARAGRAPH 10(E).

(f) The Seller waives notice, protest, demand for payment and all other notices and demands to which it may otherwise be entitled in connection with its obligations hereunder and consistent with the sale and purchase of Receivables as set forth herein, and understands and agrees that LFC may (without the Seller's consent or notice), but is not obligated to, renew, extend, accelerate, accept partial payments on, liquidate, postpone, modify, amend, release, settle, adjust, compromise (in full or in part) any Delinquent Receivable or Ineligible Receivable (prior to repurchase by the Seller) without affecting the Seller's repurchase or other obligations under this Agreement. Notwithstanding the foregoing, if (prior to notice from LFC to the Seller that a Receivable purchased by LFC pursuant to this Agreement has become a Delinquent Receivable or an Ineligible Receivable) LFC renews, extends, accelerates, accepts partial payments on, liquidates, postpones, modifies, amends, releases, settles, adjusts or compromises such Delinquent Receivable or Ineligible Receivable in a commercially unreasonable manner, and such action by LFC results in a material increase in the loss that would reasonably be likely to occur related to such Receivable, then the Seller shall not be obligated to repurchase such Delinquent Receivable or Ineligible Receivable and LFC shall not be entitled to and may not reduce the Secondary Portion by the amount of such loss related to such Delinquent Receivable. If LFC has requested that the Seller repurchase a

Delinquent Receivable or Ineligible Receivable with respect to which the Seller is obligated to repurchase and the Seller fails to repurchase the Delinquent Receivable or Ineligible Receivable, then any action taken by LFC with respect to such Delinquent Receivable or Ineligible Receivable shall not adversely affect the Seller's recourse or repurchase obligations hereunder.

(g) Notwithstanding anything herein to the contrary, the aggregate maximum amount of Repurchase Prices which the Seller is obligated to pay for Delinquent Receivables under PARAGRAPH 10 of this Agreement shall be limited to the "MAXIMUM DELINQUENT RECEIVABLES REPURCHASE AMOUNT" which shall be calculated as follows:

         Maximum Delinquent Receivables Repurchase Amount = 5% of the aggregate principal balance of the Receivables purchased hereunder as of the applicable Cut-Off Date + A (as defined in PARAGRAPH 6).

         Notwithstanding anything herein to the contrary, the aggregate maximum amount of (i) Repurchase Prices which the Seller is obligated to pay for Delinquent Receivables, plus (ii) the amount of Secondary Portion payments which may be subject to reduction based upon Delinquent Receivables not repurchased by the Seller (collectively, the "MAXIMUM AGGREGATE DELINQUENT RECEIVABLES LIABILITY AMOUNT") shall not exceed 15% of the aggregate principal balance of the Receivables purchased by LFC hereunder as of the applicable Cut-Off Date plus B (as defined in PARAGRAPH 6 above).

(h) Notwithstanding anything herein or elsewhere to the contrary, there shall be no limitation with respect to Seller's obligations to repurchase and pay all Repurchase Prices with respect to Ineligible Receivables. Any repurchases of Ineligible Receivables shall not reduce or in any way limit Seller's obligations to repurchase Delinquent Receivables under this PARAGRAPH 10.

(i) In the event that (i) any Purchaser under a Receivable purchased by LFC pursuant to this Agreement of (A) a lot with respect to which the Seller is obligated to provide public water and/or sewer service (a "BUILDABLE AREA LOT"), or (B) a lot that is permitted to use a private well and/or an individual sewage disposal (septic) system (a "NON-BUILDABLE AREA LOT"), requests an exchange of the Property purchased by such Purchaser in the Calvada Project because, in the case of a Buildable Area Lot, public water and/or sewer service is not readily available to such Property subject to a hookup fee, or, in the case of a Non-Buildable Area Lot, because a productive well cannot be permitted, drilled and installed on such Property, and/or because an individual sewage disposal (septic) system cannot be permitted and installed on such Property; and (ii) the Seller is unable to satisfy such exchange request with a lot with respect to which public water and/or sewer service is readily available subject to a hookup fee or a lot on which a productive well can be permitted, drilled and installed and/or an individual sewage disposal (septic) system can be permitted and installed, within 30 days after the exchange request is made by such Purchaser, then such Receivable shall be deemed to be an Ineligible Receivable and the Seller shall repurchase such Receivable from LFC in accordance with the provisions of this PARAGRAPH 10. There shall be no limitation with respect to the Seller's obligation to or liability for the repurchase of such Ineligible Receivable. In the event that the Seller is able to make the requested exchange, the Seller shall provide LFC with such documentation as LFC may reasonably require to reflect such exchange, including without limitation a new Mortgage or Deed of Trust encumbering the new Property to be transferred to the Purchaser, title insurance insuring such new Mortgage or Deed of Trust in favor of LFC and an exchange agreement duly executed by the Seller and the Purchaser.

(j) The Seller acknowledges that (i) it has an obligation to repurchase Delinquent Receivables subject to the limitations set forth in PARAGRAPH 10 (G),
(ii) the Secondary Portion payments may be reduced by the outstanding balance of Delinquent Receivables which have not been repurchased by Seller, and (iii) Seller has an obligation to repurchase Ineligible Receivables subject to no dollar limitations. With respect to Delinquent Receivables, Seller agrees that at the request of LFC, it will repurchase such Delinquent Receivables first, before any reductions are to be made in the Secondary Portion payments based upon such Delinquent Receivables, until the Seller has paid Repurchase Prices for Delinquent Receivables up to the Maximum Delinquent Receivables Repurchase Amount. If the Seller does repurchase a Delinquent Receivable, the Secondary Portion payments will not be so reduced by the amount of such Delinquent Receivable. If the Seller breaches its obligation to repurchase a Delinquent Receivable, then LFC may reduce the Secondary Portion payments as provided in PARAGRAPH 6 and a Material Default will be deemed to have occurred under this Agreement. If the Seller has breached its obligations to repurchase a Delinquent Receivables and the Secondary Portion payments have been reduced to $0, the Seller shall remain liable to LFC for the defaulted repurchase obligations under PARAGRAPH 10 with respect to the Delinquent Receivables, subject to the dollar limitations set forth in PARAGRAPH 10 (G).

(k) The Seller hereby acknowledges that LFC may look to each and every asset of the Seller for payment of the Seller's obligations under PARAGRAPH 10.

11. RELATIONSHIP OF PARTIES. The relationship between the Seller and LFC is and shall be that of a seller and purchaser, not a debtor-creditor relationship. Neither this Agreement nor the performance hereof shall be deemed as creating a joint venture or a partnership between the Seller and LFC or any employer-employee, agency or other relationship of any nature. The transfer of each Receivable to LFC hereunder constitutes an outright sale and assignment, negotiated at arm's length, by the Seller to LFC of all of the Seller's legal and equitable ownership interest in such Receivables and in no way shall any such transfer be construed as an extension of credit by LFC to the Seller or any Obligor. LFC does not in any respect assume or incur any obligation or liability of the Seller to any Purchaser, related to access, water services, sewer services or other matters related to the development of the Projects, including without limitation those described on EXHIBIT C hereto. LFC shall not be responsible for the acts or duties of the Seller, its agents or employees, in soliciting Purchasers or Obligors, taking credit applications or otherwise whatsoever.

12. NOTICES. Any notice permitted, required or desired to be given in connection with this Agreement shall be in writing and directed to the parties at the respective addresses set forth below (or at such other address as a party hereto may designate in writing) and tendered by personal delivery or by the U.S. mail, registered or certified, return receipt requested:

                           For LFC:         Land Finance Company
                                            430 Main Street
                                            Williamstown, Massachusetts  01267
                                            Attention: James A. Yearwood

                           For the Seller:  At the address specified on the
                                            signature page hereto.

13. INDEMNIFICATION. To the fullest extent permitted by law, the Seller agrees to indemnify and hold harmless LFC, and LFC's officers, directors, shareholders, agents and employees (each an "INDEMNITEE"), from and against any and all liability, loss, damage, cost, or expense, including court costs and reasonable attorney's fees, that any Indemnitee may hereafter suffer, incur, pay or lay out or in any manner be held liable for, by reason of any breach, default, misstatement or misrepresentation, warranties, or representations of the Seller contained in this Agreement or any other Purchase Documents, or by reason of any breach or default by the Seller, or any of the Seller's employees, officers or agents, in the performance of any duties, covenants or obligations arising under this Agreement or any other Purchase Documents. In this connection, but without limitation, the Seller agrees to reimburse any Indemnitee promptly upon demand for any payments made or losses suffered by such person with respect to any liability, damage, loss or claim to which the foregoing indemnity relates. The Seller's obligation to indemnify under this paragraph shall survive payment of the Receivables purchased by LFC pursuant to this Agreement and the termination or expiration of this Agreement.

14. RIGHTS OF LFC. The Seller acknowledges that LFC, or any individual or entity nominated by LFC, may from time to time:

(a) Notify any and all Purchasers that the Receivables purchased by LFC pursuant to this Agreement have been sold by the Seller to LFC.

(b) Renew, extend, accelerate, accept partial payments on, liquidate, postpone, modify, amend, release, settle, adjust or compromise, on terms acceptable to LFC, in whole or in part, the Receivables purchased by LFC pursuant to this Agreement and any amounts owing thereon or any guaranties or security therefore. Notwithstanding the foregoing, if (prior to notice from LFC to the Seller that a Receivable purchased by LFC has become a Delinquent Receivable or Ineligible Receivable) LFC renews, extends, accelerates, accepts partial payments on, liquidates, postpones, modifies, amends, releases, settles, adjusts or compromises such Receivable in a commercially unreasonable manner and such action by LFC results in a material increase in the loss that would reasonably be likely to occur related to such Receivable, then the Seller shall not be obligated to repurchase such Receivable if it becomes a Delinquent Receivable or an Ineligible Receivable, and with respect to such Receivable if it becomes a Delinquent Receivable, LFC shall not be entitled to and may not reduce the Secondary Portion by the amount of such loss. If LFC has requested that the Seller repurchase a Delinquent Receivable or an Ineligible Receivable with respect to which the Seller is obligated to repurchase and the Seller fails to repurchase the Delinquent Receivable or the Ineligible Receivable, then any action taken by LFC with respect to such Delinquent Receivable or Ineligible
Receivable shall not adversely affect the Seller's recourse or repurchase obligations hereunder.

(c) Endorse, in the name of Seller, all checks, drafts, money orders, instruments and other evidences of payment relating to the Receivables purchased by LFC pursuant to this Agreement.

(d) Receive and open all mail addressed to the Seller related to the Receivables purchased by LFC and notify the postal authorities to change the address for delivery thereof to such address as LFC may designate, and retain any and all materials of any nature whatsoever related to such Receivables.

(e) Exercise all other rights, powers and remedies of an owner of the Receivables purchased by LFC pursuant to this Agreement.

         The Seller further acknowledges and agrees that LFC, subject to the terms of the Receivable Documents, has the right, but not the obligation, to approve the assumption of any Receivable purchased by LFC pursuant to this Agreement by a new Obligor, with or without releasing one or more of the original Obligors from liability thereunder, with or without notice to or consent of the Seller. Any such assumption will be at LFC's sole discretion and will not alter or diminish the recourse or repurchase provisions of this Agreement or any related guarantee, if applicable, unless such assumption is not commercially reasonable.

15. SURVIVAL. All of the Seller's representations, warranties, covenants or agreements contained herein or pursuant hereto shall survive any Closing Date and the execution and termination of this Agreement until all amounts owing under the Receivables purchased by LFC hereunder are paid in full. Notwithstanding the foregoing, the representations, warranties and indemnities regarding environmental matters and compliance with Environmental Laws set forth in PARAGRAPH 7(N) and 9(H) hereof shall survive indefinitely. All of LFC's rights and privileges contained herein shall continue until all Receivables purchased by LFC from the Seller have been paid in full.

16. INTENTION AS TRUE SALE. It is the express intention of the parties hereto that the sale and purchase of Receivables pursuant to this Agreement is to absolutely be categorized as a true sale of such Receivables rather than a conveyance as security for the repayment of indebtedness. However, to the extent that the transfers described herein are subsequently determined or found not to be a sale under applicable law, it is fully and completely intended that, to secure repayment of a debt in an amount equal to all payments made or to be made by LFC to the Seller pursuant to this Agreement, plus all payments of interest on the Receivables purchased by LFC due after the applicable Cut-Off Date, the Seller does hereby grant to LFC and shall be deemed to have granted to LFC a first priority security interest in (a) all of the Seller's right, title and interest in, to and under such Receivables, including without limitation all payments of interest and principal related to periods subsequent to the applicable Cut-Off Date, (b) all of the Seller's right, title and interest in, to and under the Receivables Documents related to such Receivables, if any, which are being conveyed and assigned to LFC by the Seller, (c) all of the Seller's servicing records as they relate to such Receivables which are contemporaneously being delivered to LFC by the Seller, (d) all other property rights of whatever nature being conveyed by the Seller to LFC hereunder, and (e) any interest on or other proceeds from the foregoing and all replacements and substitutions associated with the foregoing.

17. NO THIRD-PARTY BENEFICIARY. Notwithstanding anything to the contrary contained herein, the parties hereto hereby expressly acknowledge and agree that the terms and provisions set forth in this Agreement are intended to inure solely to the benefit of the parties hereto and their respective successors and assigns.

18. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the related Purchase Documents contain the entire agreement between the parties concerning the sale and purchase of Receivables hereunder and merge and extinguish all prior agreements, understandings and negotiations, and no amendments or modifications hereof shall be valid unless they are in writing and signed by all of the parties hereto.

19. ASSIGNMENT; BINDING EFFECT. This Agreement and the related Purchase Documents along with the Receivables purchased by LFC hereunder may be assigned or sold by LFC to any third party after the Closing Date. The Seller may not


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assign its interest in, or the obligations  under this Agreement except with the written consent of LFC. Any assignment without such approval shall be null and void and shall authorize LFC to exercise all of its rights and remedies hereunder. Subject to the foregoing, all of the terms, covenants, conditions, representations and warranties hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the Seller and LFC.

20. MATERIALITY. All covenants, agreements, representations and warranties made herein and in the other Purchase Documents shall be deemed to have been material and relied on by LFC and shall survive the execution and delivery of this Agreement.

21. INTERPRETATION. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. All paragraph headings are for convenience only and do not define or limit any terms or provisions. The invalidity or unenforceability of any one or more provisions of this Agreement will in no way affect any other term or provision. This Agreement shall not be construed more strictly against any one party than against any other party, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that all of the parties hereto and their respective counsel have contributed substantially and materially to the preparation of this Agreement.

22. CHOICE OF LAW. This Agreement and the transactions contemplated hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the choice-of-law provisions thereof.

23. WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, COUNTERCLAIM OR OTHER LITIGATION OR OTHER PROCEEDING RELATING TO OR ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER. THE SELLER COVENANTS AND AGREES NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION, SUIT, COUNTERCLAIM OR OTHER LITIGATION OR PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER PURCHASE DOCUMENTS, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE WESTERN DISTRICT OF MASSACHUSETTS, AND ANY APPELLATE COURTS FROM ANY THEREOF, (ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD THE SAME, (iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED

MAIL, POSTAGE PREPAID, TO SELLER AT ITS ADDRESS SET FORTH BELOW AND (iv) AGREES NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LFC TO SUE IN ANY OTHER JURISDICTION.

24.  MULTIPLE   COUNTERPARTS.   This  Agreement  may  be  executed  in  multiple
counterparts, each of which, when read collectively, shall constitute a single document.

25. FURTHER ASSURANCES. The Seller will from time to time, at the Seller's expense and in such manner and form as LFC may reasonably require, promptly execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action necessary or desirable, or that LFC may request, in order to create, preserve, perfect or validate any security interest, or to enable LFC to exercise and enforce its rights hereunder or better to assure and confirm unto LFC its rights, powers and remedies. The Seller additionally agrees to do such further reasonable acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as LFC may at any time reasonably request in connection with the administration or enforcement of this Agreement or to better to assure and confirm unto LFC its rights, powers and remedies hereunder.

26. CUMULATIVE RIGHTS AND REMEDIES. All remedies afforded to LFC by reason of this Agreement are separate and cumulative remedies and it is agreed that no one of such remedies shall be deemed to be in exclusion of any other remedies available to LFC and shall not in any manner limit or prejudice any other legal or equitable remedies which LFC may have. The rights, powers and remedies given to LFC by this Agreement shall be in addition to all rights, powers and remedies given to LFC by virtue of any statue or rule of law and all such rights, powers and remedies are cumulative and not alternative, and may be exercised and enforced successively or concurrently. Any forbearance or failure or delay by LFC in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof, and every right, power and remedy of LFC hereunder shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by LFC.

27. SEVERABILITY. Any provision of this Agreement which is prohibited, deemed invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, invalidity or unenforceability without invalidating the remaining provisions hereof, and any such prohibition, invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

28. HEADINGS. Section headings used herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.



                                    LEISURE HOMES CORPORATION


                                    By:          ____________________________
                                    Name/Title:  ____________________________
                                    Address:      2280 Corporate Circle Drive
                                                  Henderson, NV 89074



                                    LAND FINANCE COMPANY


                                    By:     _________________________________
                                            James A. Yearwood, its President

STATE OF                            )
                                    )       :ss.
COUNTY OF                           )

         I certify that on ____________ ___, 2002  _________________________  as
______________________of Leisure Homes Corporation personally appeared before me and acknowledged under oath to my satisfaction s/he is the person who signed above as ______________________ on behalf of Leisure Homes Corporation.


[NOTARIAL SEAL                               Notary Public in and for said State
    REQUIRED]

                                             -------------------------------
                                             Notary Public
                                             My commission expires:  ___________